EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-144206) and Form S-8 (Nos. 333-137518 and 333-137517) of TBS International Limited of our report dated March 14, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

March 14, 2008